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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             ROYAL PRECISION, INC.
                          -----------------------------
                                (Name of Issuer)

                    Common Stock, par value $.001 per share
                    ---------------------------------------
                         (Title of Class of Securities)


                                  780921-10-2
                                 --------------
                                 (CUSIP Number)

                               February 16, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 2 of 5 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Kenneth J. Warren
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    364,995
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       364,995
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   364,995
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 3 of 5 Pages
---------------------                                         ------------------

ITEM 1(a). NAME OF ISSUER:

     Royal Precision, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     15170 North Hayden Road, Suite 1
     Scottsdale, Arizona 85260

ITEM 2(a). NAME OF PERSON FILING:

     Kenneth J. Warren. (Mr. Warren was previously a party to a Stockholder Agreement among the issuer and certain other stockholders and reported his ownership as a member of that "group" on Schedule 13G. The Stockholder Agreement was terminated in July 2000. This filing with respect to his ownership is made in his individual capacity.)

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     Kenneth J. Warren
     5920 Cromdale Drive, Suite 1
     Dublin, Ohio 43017

ITEM 2(c). CITIZENSHIP:

     Mr. Warren is a citizen of the United States of America.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.001 per share

ITEM 2(e). CUSIP NUMBER:

     780921-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under section 15 of the Act,

        (b) [ ] Bank as defined in section 3(a)(6) of the Act,

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                (ii)(E),

                                  SCHEDULE 13G
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 4 of 5 Pages
---------------------                                         ------------------

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

         (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

ITEM 4. OWNERSHIP.

        (a) Amount beneficially owned:

            364,995 shares

        (b) Percent of class:

            6.4%

        (c) Number of shares as to which such person has:
            (i)   Sole power to vote or to direct the vote: 364,995
            (ii)  Shared power to vote or to direct the vote: -0-
            (iii) Sole power to dispose or to direct the disposition of: 364,995
            (iv)  Shared power to dispose or to direct the disposition of: -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

                                  SCHEDULE 13G
---------------------                                         ------------------
CUSIP NO. 780921-10-2                                         Page 5 of 5 Pages
---------------------                                         ------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        September 18, 2000
                                        ----------------------------------------
                                        (Date)

                                        /s/ Kenneth J. Warren
                                        ----------------------------------------
                                        (Signature)

                                        Kenneth J. Warren
                                        ----------------------------------------
                                        (Name/Title)